Exhibit 99.1

Huntington Bancshares Incorporated
Non-Employee Director
2005 Compensation

	Revised/Approved	Revised/Approved
	Non-Audit	Audit
Annual Retainer	$35,000	$35,000
Board Meeting Fees	$1,500	$1,500
Committee Meeting Fees	$1,500	$2,500
Additional Annual Retainer for Committee Chair	$5,000	$10,000
Telephonic Meeting	$750	$750

Effective July 19, 2005